Exhibit 99.1

1155 Battery Street, San Francisco, CA 94111

Investor Contact:	Roger Fleischmann
Levi Strauss & Co.
(800) 438-0349

Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-3317
LEVI STRAUSS & CO. ANNOUNCES FOURTH-QUARTER AND
FISCAL-YEAR 2008 FINANCIAL RESULTS
SAN FRANCISCO (February 10, 2009) – Levi Strauss & Co. (LS&CO.) today announced financial results for the fourth quarter and fiscal year ended November 30, 2008.
Highlights include:

	Three Months Ended	% Change vs. 2007	Fiscal Year Ended	% Change vs. 2007
($ millions)	Nov. 30, 2008	As Reported	Nov. 30, 2008	As Reported
Net revenues	$1,271	1%	$4,401	1%
Net income	$62	(77)%	$229	(50)%
Fourth-quarter net revenues improved slightly on a reported basis. Excluding currency effects, net revenues increased by 4 percent in the quarter compared with the same period in 2007, reflecting Levi’s® brand sales growth in the company’s Asia-Pacific emerging markets, Japan and the Americas.
The increase in reported net revenues for fiscal 2008 reflected the benefit of currency. Fiscal-year net revenues were down 1 percent on a constant currency basis. Increased sales from new and existing company-operated retail stores were more than offset by the adverse impact of a weak retail environment in the United States and certain markets in Europe and Asia Pacific, lower performance of the Dockers® brand and second quarter shipping issues related to our U.S. ERP implementation. Improvements in sales mix and company-operated retail store sales, combined with lower sourcing costs, benefited gross margin for the year.
Net income was $62 million in the fourth quarter and $229 million for the year. The decrease for the quarter and fiscal year was primarily the result of an approximately $215 million income tax benefit relating to a non-recurring, non-cash reversal of deferred tax asset valuation allowance in the fourth quarter of 2007. Compared to the prior year, earnings before tax were up 10 percent for the quarter and down 2 percent for the year.
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LS&CO. FY 2008 Results/Add One
February 10, 2009
“In the context of an extraordinarily difficult economic environment, Levi Strauss & Co. delivered solid financial performance for 2008,” said John Anderson, president and chief executive officer. “Levi’s® brand revenues grew in each of our regions, demonstrating its ability to perform even in tough economic times. The global Levi’s® 501® marketing campaign contributed to a substantial worldwide sales increase for 501® jeans in 2008. And the continued growth of our retail network helped offset a slowdown in our wholesale channels.
“Looking ahead, we expect the year to be difficult. The outlook remains uncertain and we face stiff headwinds. With this in mind, we will focus on maintaining strong liquidity, containing costs and investing strategically in our brands to build market share so we are well-positioned when market conditions improve.”
Fourth Quarter 2008 Highlights
▪	Gross profit in the fourth quarter increased to $625 million compared with $595 million for the same period in 2007. Gross margin for the fourth quarter increased to 49.2 percent of revenues compared with 47.4 percent of revenues in the fourth quarter of 2007.

▪	Selling, general and administrative (SG&A) expenses for the fourth quarter increased to $479 million from $403 million in the same period of 2007. The increase was due to higher advertising and promotion expense to support the 501® campaign; increased selling costs related to additional company-operated retail stores, including asset impairment charges; and, in the fourth quarter of 2007, lower incentive compensation. SG&A in the 2007 period also was positively impacted by a larger postretirement benefit plan curtailment gain compared to 2008. These increases were partially offset by a $17 million effect of currency exchange.

▪	Operating income for the fourth quarter was $143 million compared with $190 million for the same period of 2007, reflecting higher SG&A expenses.

▪	Interest expense for the fourth quarter decreased to $35 million compared to $49 million in 2007.
Fiscal Year 2008 Highlights
▪	Gross profit for the fiscal year increased to $2,140 million compared with $2,042 million in 2007. Gross margin increased to 48.6 percent of revenues for the year compared with 46.8 percent of revenues in 2007.
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LS&CO. FY 2008 Results/Add Two
February 10, 2009
▪	Selling, general and administrative expenses increased to $1,606 million for 2008 compared to $1,387 million the prior year. Increased expenses in 2008 included higher selling costs resulting from additional company-operated retail stores, higher expense related to the U.S. ERP stabilization and increased advertising and promotion expenses primarily for the global Levi’s® 501® campaign. 2007 SG&A was positively impacted by $53 million in benefit plan curtailment gains compared with $6 million in 2008. The impact of currency contributed approximately $32 million to the increase in SG&A expense for 2008.

▪	Operating income in 2008 decreased to $525 million compared to $641 million in 2007, primarily reflecting the higher SG&A expenses.

▪	Interest expense for the year decreased to $154 million compared to $216 million in 2007. The decrease was primarily attributable to lower debt levels and lower average interest rates in 2008 following the company’s refinancing and debt reduction activities in 2007.
Cash Flow and Balance Sheet
The company ended the fourth quarter with cash and cash equivalents of $211 million, an increase of $55 million from November 25, 2007. Cash provided by operating activities was $225 million for 2008, compared with $302 million for the same period in 2007, primarily reflecting lower operating income for the year, partially offset by lower interest payments and lower working capital. Total debt was $1.85 billion at the end of fiscal 2008 compared to $1.96 billion at the end of fiscal 2007. During the year, the company reduced long-term debt by $95 million in addition to paying a $50 million cash dividend to common stockholders during the second quarter.
Investor Conference Call

The company’s full-year 2008 and fourth-quarter investor conference call will be available through a live audio Webcast at http://levistrauss.com/Financials/EarningsWebcasts.aspx today, February 10, 2009, at 1 p.m. PST/4 p.m. EST. A replay is available on the Web site the same day and will be archived for one month. A telephone replay also is available through February 17 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 83152686.
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LS&CO. FY 2008 Results/Add Three
February 10, 2009
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2008, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, as well as in our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	November 30,	November 25,
	2008	2007
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$210,812	$155,914
Restricted cash	2,664	1,871
Trade receivables, net of allowance for doubtful accounts of $16,886 and $14,805	546,474	607,035
Inventories:
Raw materials	15,895	17,784
Work-in-process	8,867	14,815
Finished goods	517,912	483,265

Total inventories	542,674	515,864
Deferred tax assets, net	114,123	133,180
Other current assets	88,527	75,647

Total current assets	1,505,274	1,489,511
Property, plant and equipment, net of accumulated depreciation of $596,967 and $605,859	411,908	447,340
Goodwill	204,663	206,486
Other intangible assets, net	42,774	42,775
Non-current deferred tax assets, net	526,069	511,128
Other assets	86,187	153,426

Total assets	$2,776,875	$2,850,666

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term borrowings	$20,339	$10,339
Current maturities of long-term debt	70,875	70,875
Current maturities of capital leases	1,623	2,701
Accounts payable	203,207	243,630
Restructuring liabilities	2,428	8,783
Other accrued liabilities	251,720	248,159
Accrued salaries, wages and employee benefits	194,289	218,325
Accrued interest payable	29,240	30,023
Accrued income taxes	17,909	9,420

Total current liabilities	791,630	842,255
Long-term debt	1,761,993	1,879,192
Long-term capital leases	6,183	5,476
Postretirement medical benefits	130,223	157,447
Pension liability	240,701	147,417
Long-term employee related benefits	87,704	113,710
Long-term income tax liabilities	42,794	35,122
Other long-term liabilities	46,590	48,123
Minority interest	17,982	15,833

Total liabilities	3,125,800	3,244,575

Commitments and contingencies (Note 7)
Temporary equity	592	4,120

Stockholders’ Deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	53,057	92,650
Accumulated deficit	(275,032)	(499,093)
Accumulated other comprehensive income (loss)	(127,915)	8,041

Total stockholders’ deficit	(349,517)	(398,029)

Total liabilities, temporary equity and stockholders’ deficit	$2,776,875	$2,850,666

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended	Year Ended	Year Ended
	November 30,	November 25,	November 26,
	2008	2007	2006
	(Dollars in thousands)
Net sales	$4,303,075	$4,266,108	$4,106,572
Licensing revenue	97,839	94,821	86,375

Net revenues	4,400,914	4,360,929	4,192,947
Cost of goods sold	2,261,112	2,318,883	2,216,562

Gross profit	2,139,802	2,042,046	1,976,385
Selling, general and administrative expenses	1,606,482	1,386,547	1,348,577
Restructuring charges, net	8,248	14,458	14,149

Operating income	525,072	641,041	613,659
Interest expense	154,086	215,715	250,637
Loss on early extinguishment of debt	1,417	63,838	40,278
Other (income) expense, net	1,400	(14,138)	(22,418)

Income before income taxes	368,169	375,626	345,162
Income tax expense (benefit)	138,884	(84,759)	106,159

Net income	$229,285	$460,385	$239,003

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	November 30,	November 25,	November 26,
	2008	2007	2006
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$229,285	$460,385	$239,003
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77,983	67,514	62,249
Asset impairments	20,308	9,070	—
Loss (gain) on disposal of property, plant and equipment	40	444	(6,218)
Unrealized foreign exchange losses (gains)	50,736	(7,186)	(16,826)
Realized (gain) loss on settlement of foreign currency contracts not designated for hedge accounting	(53,499)	16,137	—
Employee benefit plans’ amortization from accumulated other comprehensive loss	(35,995)	—	—
Postretirement benefit plan curtailment gains	(5,944)	(52,763)	(29,041)
Write-off of unamortized costs associated with early extinguishment of debt	394	17,166	17,264
Amortization of deferred debt issuance costs	4,007	5,192	8,254
Stock-based compensation	6,832	4,977	2,985
Allowance for doubtful accounts	10,376	615	(1,021)
Deferred income taxes	75,827	(150,079)	39,452
Change in operating assets and liabilities:
Trade receivables	61,707	(18,071)	46,572
Inventories	(21,777)	40,422	(6,095)
Other current assets	(25,400)	19,235	(3,254)
Other non-current assets	(16,773)	(10,598)	1,730
Accounts payable and other accrued liabilities	(93,012)	16,168	18,536
Income tax liabilities	3,923	9,527	(14,918)
Restructuring liabilities	(7,376)	(8,134)	(2,855)
Accrued salaries, wages and employee benefits	(29,784)	(87,843)	(41,433)
Long-term employee related benefits	(35,112)	(32,634)	(55,655)
Other long-term liabilities	6,922	1,973	3,847
Other, net	1,141	754	(696)

Net cash provided by operating activities	224,809	302,271	261,880

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(80,350)	(92,519)	(77,080)
Proceeds from sale of property, plant and equipment	995	3,881	9,139
Proceeds (payments) on settlement of foreign currency contracts not designated for hedge accounting	53,499	(16,137)	—
Acquisition of retail stores	(959)	(2,502)	(1,656)

Net cash used for investing activities	(26,815)	(107,277)	(69,597)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	669,006	475,690
Repayments of long-term debt and capital leases	(94,904)	(984,333)	(620,146)
Short-term borrowings, net	12,181	(1,711)	(63)
Debt issuance costs	(446)	(5,297)	(12,176)
Restricted cash	(1,224)	(58)	1,467
Dividends to minority interest shareholders of Levi Strauss Japan K.K.	(1,114)	(3,141)	—
Dividend to stockholders	(49,953)	—	—

Net cash used for financing activities	(135,460)	(325,534)	(155,228)

Effect of exchange rate changes on cash and cash equivalents	(7,636)	6,953	2,862

Net increase (decrease) in cash and cash equivalents	54,898	(123,587)	39,917
Beginning cash and cash equivalents	155,914	279,501	239,584

Ending cash and cash equivalents	$210,812	$155,914	$279,501

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$154,103	$237,017	$229,789
Income taxes	63,107	52,275	83,492
The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.